PROMISSORY NOTE

US$4,000,000.00 **September 30, 2013**

FOR VALUE RECEIVED, Angstron Holdings Corporation, a Nevada corporation ("Issuer"), promises to pay to Lianyungang Hybrid Kinetic New Energy Co., Ltd., a company established and existing under the laws of China ("Holder"), or order, the principal sum of Four Million Dollars (US$4,000,000.00).

1. This promissory note ("Note") shall bear no interest so long as it is paid in full on or before Maturity (defined hereinbelow). If the Note is not paid in full on or before maturity, then interest shall accrue at the rate of two percent (2%) per annum from the date of the Note.

2. Issuer shall pay Holder the entire outstanding principal balance with interest accrued thereon on October 1, 2016 ("Maturity"). All computations of interest shall be based upon a year of 360 days for actual days elapsed. Any payment received by Holder shall be credited first to any interest accrued and the remainder to principal. Interest payable hereunder will be paid without any U.S. withholding tax.

3. Issuer shall make payment in lawful money of the United States of America and in immediately available funds.

4. This Note may be prepaid in whole or in part, without penalty, at the option of Issuer and without the consent of Holder one year after the date of this Note.

5. This Note shall be governed by the laws of the State of California of the United States of America excluding its conflict of laws rules. The exclusive jurisdiction and venue of any legal action instituted by any party to this Note shall be Los Angeles County, California.

6. Issuer waives presentment, protest and demand, notice of protest, notice of demand and dishonor, and notice of nonpayment of this Note. Issuer expressly agrees that this Note or any payment under this Note may be extended by Holder from time to time without in any way affecting the liability of Issuer.

7. The prevailing party in any action (i) to collect payment on this Note, (ii) in connection with any dispute that arises as to its enforcement, validity, or interpretation, whether or not

legal action is instituted or prosecuted to judgment, or (iii) to enforce any judgment obtained in any related legal proceeding shall be entitled to all costs and expenses incurred, including attorney fees.

8. If any provision or any word, term, clause, or part of any provision of this Note shall be invalid for any reason, the same shall be ineffective, but the remainder of this Note and of the provision shall not be affected and shall remain in full force and effect.

Issuer: Angstron Holdings Corporation

Date: September 30, 2013

Signed: ______________________

Name: Jianguo Xu

Title: Chief Executive Officer